Exhibit 99.1

FOR IMMEDIATE RELEASE

March 2, 2006	6:00 a.m. MT

Contact: Kevin P. Clark

CEO

406-727-6106

UNITED FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND 2005 EARNINGS

HIGHLIGHTS: Q4 Earnings per share up 13% in 2005 over Q4 2004; Loans up 18% and Assets up 12% in 2005; Net interest income up 9% in 2005 over 2004; Real estate origination tops $270 million in 2005.

Great Falls, Montana March 2, 2006 — United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the year ended December 31, 2005 of $4,140,000 or basic earnings per share of $1.35, compared to $3,918,000 or basic earnings per share of $1.29 for the same period in 2004. Fully diluted earnings per share were $1.32 and $1.25 for 2005 and 2004, respectively. Net income increased 10.7% for the quarter ended December 31, 2005, over the same quarter in 2004. For the quarter ended December 31, 2005, net income was $1,090,000 or basic and diluted earnings per share of $.36 and $.35, respectively, compared with $984,000 or basic and diluted earnings per share of $.32 and $.31, respectively, for the same quarter in 2004. All per share amounts have been restated for the 5 for 4 stock split effective in December 2005.

United’s assets at December 31, 2005 were $389 million compared to $347 million at December 31, 2004. Net loans increased to $312 million at December 31, 2005 from $265 million a year ago and deposits increased to $304 million at December 31, 2005 compared to $258 million a year ago.    Net interest income rose to $14.1 million for the year ended December 31, 2005 compared to $13.0 million for the same period one year ago. United’s shareholders’ equity was $32.0 million at December 31, 2005, and book value per share was $10.41. The weighted average number of shares outstanding for 2005 was 3,060,717 compared to 3,043,240 for 2004.

CEO Kevin Clark said, “2005 was another solid year for United. Our asset quality at year end is very good and our reserve for loan losses remains strong. Our net charge-offs for the year were a very manageable $187,000. We experienced another year of strong net interest income improvement and posted a 17% increase in real estate loan originations over 2004. We are pleased with the progress of our new Billings branch which exceeded our initial expectations. Additionally, plans are currently underway to offer full service banking in our Hamilton location.”

United’s net interest margin was 4.16% in 2005 compared to 4.22% in 2004. United also originated over $270 million in real estate loans in 2005. Non-performing loans totaled $.1 million at December 31, 2005 compared to $.4 million in 2004.

Forward-Looking Statements

When used in this press release, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in documents the company files from time to time with the Securities and Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Income statement amounts
Net interest income	$3,756	$3,350	$14,132	$13,012
Provision for losses on loans	80	—	230	70
Noninterest income
Investment securities gains	—	29	1	242
Gain on the sale of loans	854	690	3,163	2,804
Other	349	386	1,386	1,381
Noninterest expense	3,124	2,881	11,787	11,089
Earnings before income taxes	1,755	1,574	6,665	6,280
Income taxes	665	590	2,525	2,362
Net earnings	1,090	984	4,140	3,918

Per common share data
Net earnings
– basic	$0.36	$0.32	$1.35	$1.29
– diluted	0.35	0.31	1.32	1.25
Cash dividends	0.22	0.22	0.90	1.66
Book value			10.41	10.06

Balances at end of period
Loans receivable and held for sale, gross			$319,650	$274,505
Allowance for losses on loans			3,751	3,708
Nonperforming assets
Nonperforming loans			30	402
Foreclosed properties			—	195

Available for sale investment securities			35,359	38,949
Total assets			389,293	347,140
Goodwill			1,422	1,422
Total deposits			303,691	258,334
Total stockholders’ equity			31,978	30,628

Other supplemental information
Net earnings
Return on average assets			1.13%	1.18%
Return on average common equity			13.35%	12.73%
Allowance for loan losses to loans			1.17%	1.35%
Common shares outstanding (end of period, in thousands)			3,071	3,046

Net interest margin			4.16%	4.22%

Shareholders’ equity to total assets			8.21%	8.82%

Dividend payout ratio			66.37%	128.99%